UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

September 2, 2021

PORCH GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39142	83-2587663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 1st Avenue South, Suite 300
Seattle, Washington	98134
(Address of Principal Executive Offices)	(Zip Code)

(855) 767-2400

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	PRCH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 2, 2021, Porch.com, Inc. (“Buyer”), a subsidiary of Porch Group, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Agreement”) with Covéa Coopérations S.A., a French société anonyme (“Seller”), to acquire CSE (as defined below), a California-based personal lines insurer focused on property and auto.

Consideration

Subject to the terms and conditions set forth in the Agreement, at the closing of the transactions contemplated by the Agreement (the “Closing”), Buyer will pay $48.6 million in cash for all of the shares of GMF Financial Services Corporation (“GMFF”), which owns all of the issued and outstanding stock of Civil Service Employees Insurance Company, CSE Safeguard Insurance Company, CSE Insurance Services, Inc. and CSE Group Services Company (collectively, “CSE”), subject to certain adjustments, as further described in the Agreement.

Indemnification; RWI Policy

Subject to the terms and conditions set forth in the Agreement, Seller is required to indemnify Buyer and certain of Buyer’s related parties against any losses suffered or incurred by such person arising out of, involving or otherwise in respect of: (i) any failure by Seller to perform in all material respects any covenant or agreement under the Agreement; (ii) the assertion of certain claims against GMFF or any of its subsidiaries which were released in connection with the transaction; and (iii) certain specified matters identified by the Buyer in the due diligence process conducted in connection with the execution of the Agreement. The indemnification obligations are subject to thresholds and caps as further described in the Agreement. In addition, the Buyer obtained a representations and warranties insurance policy under which it may seek coverage for breaches of certain of the Seller’s representations and warranties in the Stock Purchase Agreement, subject to certain exclusions and retention amounts.

Representations and Warranties and Covenants

The Agreement contains representations, warranties and covenants of the parties customary for a transaction of this type, including covenants of the parties to use their reasonable best efforts to obtain all required governmental consents and approvals, subject to certain exceptions.

Closing Conditions

The Closing is subject to customary conditions, including, among others, the absence of a material adverse effect on GMFF and the receipt of specified governmental consents and approvals.

Termination

The Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including by mutual written consent or if the Closing has not occurred on or prior to June 2, 2022 (subject to limited extensions as set forth in the Agreement).

The foregoing description of the Agreement is not complete and is subject to, and qualified in its entirety by reference to, the Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.1 and incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On September 9, 2021, the Company issued a press release announcing, among other things, (i) the acquisition of GMFF and American Home Protect, LLC and (ii) updated full-year 2021 revenue and Adjusted EBITDA margin guidance. A copy of such press release is furnished herewith as Exhibit 99.1.

On September 9, 2021, the Company will host an investor call at 5:00 p.m. Eastern time to discuss these transactions and its business update. The investor presentation to be used for the call is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference. Live and archived webcasts of the presentation will be available on the Company’s website at https://ir.porchgroup.com.

The information contained in Item 7.01 of this Current Report on Form 8-K (including Exhibits 99.1 and 99.2 hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)               Exhibits:

Exhibit Number	Description

2.1*+	Stock Purchase Agreement, dated September 2, 2021, by and between Porch.com, Inc. and Covéa Coopérations S.A.
99.1*	Press Release dated September 9, 2021.
99.2*	Investor Presentation dated September 9, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Filed herewith.

+ Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORCH GROUP, INC.

By:	/s/ Martin L. Heimbigner
	Name:	Martin L. Heimbigner
	Title:	Chief Financial Officer

Date: September 9, 2021